Exhibit 10(e)

Cathay General Bancorp
2005 INCENTIVE PLAN
STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (the “Award Agreement”), dated June 6, 2012 between Cathay General Bancorp, a Delaware corporation (“Company”), and Irwin Wong (the “Employee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Company established the 2005 Incentive Plan, which it amended by corporate resolution on January 21, 2010 (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Employee shall be granted shares of common stock of the Company (“Stock Awards”), subject to the terms set forth below. Capitalized terms used but not defined in this Award Agreement have the meanings assigned to them in the Plan.

THEREFORE, the parties agree as follows:

1.	Award. The Company has awarded the Employee the Stock Awards for shares of Common Stock (“Shares”) in payment of a portion of the Employee’s Additional Base Salary Amount (as defined below) as provided in this Award Agreement. Each Stock Award entitles the Employee to receive a number of Shares determined as of each Grant Date (as defined below) pursuant to Section 3 below and subject to the other terms and conditions set forth in the Plan and this Award Agreement. The Employee’s “Additional Base Salary Amount” payable over the pay periods commencing on June 1, 2012 and ending on the first to occur of December 31, 2012 and the date this Award Agreement is terminated or amended by the Committee in its discretion (the “Applicable Period”) shall be $95,000. During the Applicable Period, the Employee’s Additional Base Salary Amount shall be reduced by applicable tax withholdings and deductions (which amounts will be remitted to the applicable tax authorities by the Company), and the remaining amount shall be paid to the Employee in Shares pursuant to the terms of this Award Agreement. The amount of the Additional Base Salary Amount payable for each pay period ending during the Applicable Period, net of applicable tax withholdings and deductions, in accordance with established Company payroll procedures is referred to herein as the Employee’s “Net Pay Period Additional Base Salary Amount.”

2.	Grant Date. For purposes of this Award Agreement, each “Grant Date” for a Stock Award shall be the pay end date for each pay period beginning with the first pay end date that occurs during the Applicable Period and continuing consistent with the Company’s established payroll procedures until the pay end date for the last pay period that occurs during the Applicable Period. Stock Awards will be granted only to the extent the Employee has earned the applicable portion of the Additional Base Salary Amount during the relevant pay period.

3.	Number of Shares. The number of Shares awarded hereunder on each Grant Date shall be determined by dividing the Net Pay Period Additional Base Salary Amount by the closing price of the Common Stock as reported on Nasdaq on the Grant Date (or the immediately preceding date if the Nasdaq is closed on the applicable Grant Date). Any fractional Share that results during a pay period shall be accumulated and aggregated with other fractional Shares that accrue to the Employee during the Applicable Period.

4.	Vesting. Each Share issued pursuant to a Stock Award granted under this Award Agreement shall be fully vested as of the Grant Date.

5.	Termination. If during the Applicable Period the Employees incurs a Termination of Employment for any reason, including due to his death or permanent disability (as determined by the Company), the Employee shall be entitled to receive a final Stock Award(s) determined in accordance with Section 3 above for any portion of the Additional Base Salary Amount which has accrued for the relevant pay period(s) through the Employee’s date of termination of employment but has not yet been paid. The Employee shall have no further right or entitlement to any other Stock Award hereunder following his date of Termination of Employment.

6.	Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award Agreement will be assignable or transferable, and neither the Employee nor his beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award Agreement, and (ii) the rights and the benefits of this Award Agreement may be exercised and received during the Employee’s lifetime only by the Employee or his legal representative.

7.	Delivery of Shares; Other Restrictions. The Shares granted will be issued on the Grant Date or as soon thereafter as administratively practicable in accordance with procedures established by the Company. The transfer agent for the Company shall hold the Shares awarded hereunder in the Employee’s name in uncertificated form until the later of the expiration of the Restricted Period (as defined in Section 8 below) or the date the Employee requests delivery of such certificates. At the time of delivery of the Shares to the Employee, the number of Shares delivered shall be rounded down to the nearest whole share, with cash paid in lieu of the fractional Share. The Company may delay the issuance of shares of common stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933. The issuance of Shares under this Award Agreement is subject to compliance by the Company and the Employee with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the common stock may be listed at the time of issuance.

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8.	Transfer Restrictions. As a condition to receiving each Stock Award, and notwithstanding the Employee’s Termination of Employment other than due to death or permanent disability, the Employee agrees to hold and not transfer, for the entire period during which the Company has an obligation arising from financial assistance outstanding under the Troubled Asset Relief Program (disregarding any warrants to purchase common stock of the Company that the Treasury may hold) (the “Restriction Period”), 100% of the Shares received under this Award Agreement. Such transfer restrictions shall terminate upon the earlier of the end of the Restriction Period or the date of the Employee’s death or permanent disability.

9.	Additional Provisions. This Award Agreement is subject to the provisions of the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on the Employee and the Company. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10.	No Employment Agreement. Neither the award of the Stock Awards nor the delivery to Employee of this Award Agreement or any other document relating to the Stock Awards will confer on the Employee the right to continued employment with the Company or any Affiliate.

11.	Compliance with Law. The rights under this Award Agreement are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Committee at any time, including without limitation, to the extent the Company reasonably deems it required by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery Reinvestment Act of 2009, and as amended from time to time, and the rules and regulations promulgated thereunder, or any other applicable law, rule, regulation, order, directive, or interpretive guidance from a governmental agency or authority.

12.	Section 409A. The Stock Awards are intended to comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Award Agreement shall be treated as a separate payment of compensation. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict.

13.	Amendment. The Committee may, in its sole discretion and without the Employee’s consent, at any time terminate, suspend or modify this Award Agreement, provided that no such amendment shall materially adversely affect the Employee’s rights with respect to Shares previously issued to the Employee.

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The Company has awarded the Employee the Stock Awards in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, the Employee hereby agrees to the foregoing terms and conditions of this Award Agreement.

CATHAY GENERAL BANCORP
Accepted by the Employee:
	By	/s/ Dunson K. Cheng
/s/ Irwin Wong		Dunson K. Cheng
Chairman of the Board, President, and Chief Executive Officer

RETAIN A COPY OF THIS AWARD AGREEMENT FOR YOUR RECORDS

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